Exhibit 99.1

                 Owens-Illinois Reports Second Quarter Results

    TOLEDO, Ohio, July 20 /PRNewswire-FirstCall/ -- Owens-Illinois, Inc., (NYSE: OI) today reported second quarter 2004 net earnings of $82.0 million, or $0.52 per share (diluted), compared with net earnings for the second quarter of 2003 of $17.0 million, or $0.08 per share (diluted). Results for the second quarter of 2003 included additional interest charges of $16.8 million ($10.7 million after tax), or $0.07 per share, for early retirement of debt, principally note repurchase premiums, and a loss of $37.4 million (pretax and after tax), or $0.25, per share from the sale of long-term notes receivable.

    Exclusive of these items, earnings in the second quarter of 2003 were $65.1 million, or $0.40 per share. Results for the second quarter of 2004 included a gain on the sale of certain real property of $20.6 million
($14.5 million after tax), or $0.10 per share, and a $14.5 million charge ($9.1 million after tax), or $0.06 per share, related to the settlement of certain intellectual property litigation. Exclusive of these items, earnings in the second quarter of 2004 were $76.6 million or $0.48 per share.

    Principally, as a result of improved operations coupled with improved working capital management, recent divestitures and lower capital expenditures, at June 30, 2004, the Company has reduced its debt and increased its cash balance by approximately $480 million (excluding the additional $1.360 billion of debt and $87 million of cash related to the acquisition of BSN Glasspack, S.A. on June 21, 2004) compared with June 30, 2003, balances.

    "I am gratified by our progress in the second quarter. The businesses are demonstrating good balance in EBIT and cash flow. Our liquidity initiatives are clearly working as we reduce our working capital and capital expenditures. We have a clear focus on free cash, while we maintain an emphasis on fundamental earnings growth," said Steve McCracken, Owens-Illinois Chairman and Chief Executive Officer.

    "The BSN integration process is fully engaged with goals and processes set to achieve synergies and to improve the base European businesses. In addition, we are approaching a significant milestone in our liquidity and corporate transformation plans as we near an agreement for the sale of our blow-molded plastic container business."


    Business Review

    Summary

    Second quarter 2004 net sales were $1.716 billion compared with second quarter 2003 net sales of $1.580 billion. The recently-acquired BSN businesses contributed $51 million of net sales for the ten-day period ended June 30, 2004. Segment EBIT for the second quarter of 2004 was $229.9 million, compared with $219.0 million for the second quarter of 2003. The principal factors contributing to the increased 2004 Segment EBIT were an increase in worldwide glass and plastics unit shipments, improved glass pricing, a more favorable product sales mix, improved manufacturing efficiencies, and favorable currency translation. The recently-acquired BSN businesses contributed $0.4 million of EBIT for the ten-day period ended
June 30, which included a reduction in gross profit of $4.6 million related to the step-up of BSN finished goods inventory as required by SFAS No. 141. The reconciliation of Segment EBIT to net earnings is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.


    Glass Containers Segment

    The Glass Containers segment reported second quarter 2004 net sales of $1,220 million compared with second quarter 2003 net sales of $1,075 million, an increase of 13.5%. Segment EBIT for the second quarter of 2004 was
$188.8 million, an increase of $5.0 million, or 2.7%, over the second quarter
of 2003.   These improved Segment EBIT results were driven by increased selling prices, a more favorable product sales mix, improved production efficiencies, and favorable currency translation. Partially offsetting these positive factors were lower production levels resulting from increased furnace repair activity this year and inventory control consistent with the Company's working capital goals, a $6.0 million reduction in pension income, and a $5.7 million write-down of obsolete and slow-moving machine repair parts in connection with the Company's working capital review.

    Within the segment, European glass container operations reported improved sales and EBIT of approximately 31% and 25%, respectively, for the second quarter of 2004 compared with the second quarter of 2003. These improved results were largely due to higher unit shipments, improved manufacturing efficiency, and favorable currency translation rates. Partially offsetting these positive factors were modestly higher energy costs and a less favorable product sales mix.

    On June 21, 2004, the Company completed the acquisition of BSN Glasspack, S.A., the second largest glass container manufacturer in Europe. The Company's second quarter 2004 results include ten days of net sales and EBIT contributions of approximately $51 million and $0.4 million, respectively, from this newly-acquired business. The $0.4 million EBIT contribution includes a reduction in gross profit of $4.6 million related to the step-up of BSN finished goods inventory as required by SFAS No. 141. The Company expects that the balance of this step-up of BSN finished goods inventory will be recorded as increased cost of sales during the third and fourth quarters of 2004, which will reduce gross profit by an estimated additional $26 million.

    North American glass container operations reported increased sales of approximately 2%, however, EBIT declined by approximately 15%. The higher sales resulted from increased selling prices and a more favorable product sales mix as unit shipments declined by about 3%. The decrease in unit shipments was more than accounted for by the previously disclosed loss of a beverage container customer. However, shipments of beer containers in the quarter increased by approximately 4% from the second quarter of 2003. The EBIT decline was principally due to lower production levels resulting from increased furnace repair activity this year and inventory control consistent with the Company's working capital goals, higher repair and maintenance costs, higher natural gas costs, increased freight expense reflecting higher fuel costs, and a $4.5 million reduction in pension income. Partially offsetting these EBIT declines were higher selling prices and a more favorable product sales mix.

    Asia Pacific glass container operations reported increased sales and EBIT of approximately 19% and 5%, respectively, for the second quarter of 2004 compared with the second quarter of 2003. The positive impacts of higher unit shipments, improved manufacturing efficiencies, and favorable currency translation rates were partially offset by higher warehousing costs and lower equity earnings.

    In the South American glass operations, second quarter 2004 sales and EBIT increased by approximately 11% and 20%, respectively, compared with the second quarter of 2003. These improved results were largely due to higher production and shipment activity, increased selling prices, and improved manufacturing efficiencies.


    Plastics Packaging Segment

    For the second quarter of 2004, the Plastics Packaging segment reported net sales of $496.6 million compared with net sales of $505.0 million for the second quarter of 2003. Despite higher unit shipments in 2004, the lower net sales reflected modestly lower selling prices in several of the segment's product lines, a less favorable product sales mix and the absence of sales ($14.3 million) from certain closures assets that were divested in the fourth quarter of 2003. Segment EBIT for the second quarter of 2004 was $59.0 million compared with $54.2 million for the second quarter of 2003. The principal factors contributing to the Segment EBIT increase were higher production and shipment activity, in addition to improved manufacturing efficiencies largely due to the absence of start-up costs related to the deployment of new production machinery and new product launches during 2003.

    On June 18, 2004, a subsidiary of the Company, ACI Packaging, sold a substantial part of its plastics packaging business in Australia and New Zealand to Visy Industrial Plastics, a wholly-owned subsidiary of Visy Industrial Packaging. The Company received cash proceeds from this transaction of approximately US$50 million, which approximated the remaining book value.


    Interest Expense

    Interest expense in the second quarter of 2004 of $116.2 million compares with interest expense in the second quarter of 2003, excluding charges of $16.8 million for early debt retirement, of $121.6 million. The lower interest expense in 2004 was principally due to the savings from the December 2003 repricing of the Senior Secured Credit Agreement and approximately
$6.7 million in interest savings as a result of the Company's fixed-to-floating interest rate swap program on a portion of its fixed-rate debt.

    As previously disclosed, the Company expects interest expense to increase by approximately $94 million on an annual basis resulting from the acquisition of BSN. The incremental interest expense included in the Company's second quarter results related to BSN for the ten day period ended June 30, 2004, was approximately $2.8 million.

    Consolidated debt at the end of the second quarter of 2004 was $6.702 billion compared with $5.426 billion at year-end 2003, an increase of $1.276 billion. The acquisition of BSN increased debt by $1.360 billion.


    Capital Spending

    Capital spending for the second quarter of 2004 totaled $101.4 million, compared with $101.3 million for the second quarter of 2003. Second quarter 2004 capital spending was impacted by greater furnace rebuild activity in North American glass container compared with the second quarter of 2003, and expenditures for the new glass container plant in Windsor, Colorado. For the six months ended June 2004, capital spending of $183.9 million compares with $220.7 million for the six months ended June 2003. Reduction of base capital spending through enhanced capital efficiency was identified as one of the Company's key liquidity improvement initiatives in 2003 and will remain so going forward.


    Six-Month Results

    For the first six months of 2004, the Company reported net earnings of $131.0 million, or $0.81 per share (diluted), compared with net earnings of $51.4 million, or $0.28 per share for the first six months of 2003. Results for the first half of 2003 included additional interest charges of $16.8 million ($10.7 million after tax), or $0.07 per share, for early retirement of debt, principally note repurchase premiums, and a loss of $37.4 million (pretax and after tax), or $0.25 per share, from the sale of long-term notes receivable. Exclusive of these items, earnings in the first half of 2003 were $99.5 million, or $0.60 per share. Results for the first half of 2004 included a gain on the sale of certain real property of $20.6 million ($14.5 million after tax), or $0.10 per share, and a $14.5 million charge ($9.1 million after tax), or $0.06 per share related to the settlement of certain intellectual property litigation. Exclusive of these items, earnings in the second half of 2004 were $125.6 million or $0.77 per share.


    Effective Tax Rate

    The Company's effective tax rate for the six months ended June 2004 was 28.9% compared with 29.0% for the full year 2003 (excluding separately taxed items in both periods.)


    Asbestos

    Asbestos-related cash payments in the second quarter of 2004 were $45.5 million, compared with $44.8 million for the second quarter of 2003.
For the six months ended June 2004, asbestos-related payments of $95.9 million compare with $99.9 million for the six months ended June 2003. New claim filings in the second quarter of 2004 continued their downward trend. For the six month period ended June 2004, new filings have declined approximately 55% from the six month period ending June 2003. As of June 30, 2004, the number of asbestos-related lawsuits and claims pending against the Company was approximately 32,000, up from approximately 29,000 pending claims at December 31, 2003, due to a lower rate of claim disposition than in the comparable earlier period. Additionally, the Company believes that a significant number of those pending cases have exposure dates after the Company's 1958 exit from the business for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligation on a short-term and long-term basis. The Company expects to conduct its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year.


    Restructuring of Blow-Molded Plastic Container Business

    As previously announced, the Company has undertaken a restructuring of its blow-molded plastic container business. Pursuant to that restructuring, the Company has determined that it will continue to operate its blow-molded plastic container business serving health care customers and combine that business with its Closure and Prescription Products businesses. The Company will pursue a divestiture of the balance of its blow-molded plastic container business and will use the proceeds to reduce indebtedness. The Company believes that a transaction affecting such a divestiture may be announced shortly. As required by SFAS No. 144, the Company presently expects that, beginning with the third quarter of 2004, the blow-molded plastic container business will be presented as a discontinued operation. Results of operations for prior periods related to the blow-molded plastic container business will also be reclassified to discontinued operations.


    Benefit Plan Changes

    As previously disclosed, the Company has underway various operating expense reduction initiatives and programs including review of certain benefit plans which, based on industry studies, are above competitive levels. One such plan relates to coverage of prescription drugs for Medicare-eligible retirees.

    Historically, prescription drugs have not been covered by Medicare. Beginning in 2006, however, a new Medicare Part D benefit will provide prescription drug coverage for every Medicare-eligible person at an estimated annual premium cost of $420. In response to this important Medicare change, the Company will eliminate coverage for prescription drugs as of January 1, 2006 for all Medicare-eligible salaried retirees. The Company presently intends to maintain after January 1, 2006 other portions of its medical program for Medicare-eligible salaried retirees. The Company also intends, on a discretionary basis, to pay Medicare-eligible plan participants $420 annually to offset a portion of their costs for the new Medicare Part D benefits. Lastly, the Company intends to closely monitor the implementation of Medicare Part D and look for other ways to help its salaried retirees transition to this new program.

    Among other benefit programs that are above competitive levels is the Company's salaried retirement plan for active employees. The Company has various studies underway regarding possible modifications of this benefit program, and expects to complete its review of this issue in the next few months. Any modification of this plan will have no effect on benefits currently payable to retirees or on accrued benefits of active employees.

    The Company estimates that the annual expense reduction from both of these cost reduction initiatives will be approximately $20 million commencing in 2005.


    Outlook

    As previously disclosed, the Company expects interest expense to increase by approximately $94 million on an annual basis resulting from the acquisition of BSN, or approximately $23.5 million per quarter.

    As required by SFAS No. 141, the Company stepped-up the value of the BSN acquired finished goods inventory. For the ten-day period ending June 30, 2004, such step-up reduced gross profit by $4.6 million in the second quarter of 2004. The Company expects that the balance of this step-up of BSN finished goods inventory will be recorded as increased cost of sales during the third and fourth quarters of 2004 which will reduce gross profit by an estimated additional $26 million.

    While the Company has approximately 75% of its 2004 North American natural gas usage hedged, the continued increase in the cost of natural gas will impact the remaining 25% that is not hedged. Currently the Company estimates that at the current price of natural gas, its North American glass container operations will incur approximately $5 million in additional energy costs during the six-month period ended December 31, 2004, compared with the comparable 2003 six-month period.


    Forward Looking Statements

    This news release contains "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company's ability to complete planned divestitures on the terms and conditions and within the time frames currently anticipated, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws,
(5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies,
(12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.


    Company Profile

    Owens-Illinois is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. O-I is also a leading manufacturer of health care packaging including prescription containers and medical devices, and closures including tamper-evident caps and dispensing systems. O-I has plastics operations in the U.S., Mexico, Puerto Rico, Brazil, Hungary and Singapore. The Company reported 2003 net sales of $6.0 billion.


    Conference Call

    As announced previously, a conference call to discuss the Company's latest results will be held Wednesday, July 21, 2004, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (http://www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on July 21. Ask for the Owens-Illinois conference call. A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on July 21 through Friday,
July 30. In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International). The conference ID number to access the replay is 5293579.


    Additional information

    Certain additional information regarding second quarter sales, EBIT and EPS comparisons to prior year is available at the Owens-Illinois web site, http://www.o-i.com, in the Investor Relations section under "Annual Reports and Presentations."

    Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com; or at http://www.prnewswire.com.



                               OWENS-ILLINOIS, INC.
                   Condensed Consolidated Results of Operations
                 (Dollars in millions, except per share amounts)

                                                   Three months ended June 30,
                                                   ---------------------------
                                                      2004              2003
                                                   ---------         ---------
    Revenues:
       Net sales                                   $1,716.3          $1,579.6
       Royalties and net technical
          assistance                                    8.1               5.8
       Equity earnings                                  9.1               7.8
       Interest                                         3.6               6.3
       Other (a)                                       24.9               4.6
                                                   ---------         ---------
                                                    1,762.0           1,604.1
    Costs and expenses:
       Manufacturing, shipping, and
          delivery                                  1,393.9           1,270.7
       Research and development                        11.7              12.4
       Engineering                                      8.6               7.6
       Selling and administrative                      86.3              82.2
       Interest (b)                                   116.2             138.4
       Other (c)                                       21.9              43.3
                                                   ---------         ---------
                                                    1,638.6           1,554.6
                                                   ---------         ---------

    Earnings before items below                       123.4              49.5

    Provision for income taxes                         33.8              26.7

    Minority share owners' interests
       in earnings of subsidiaries                      7.6               5.8
                                                   ---------         ---------
    Net earnings                                      $82.0             $17.0
                                                   =========         =========
    Net earnings                                      $82.0             $17.0

       Less convertible preferred
          stock dividends                              (5.4)             (5.4)
                                                   ---------         ---------
       Available to common share owners               $76.6             $11.6
                                                   =========         =========
    Basic earnings per share
       of common stock:

       Net earnings                                   $0.52             $0.08
                                                   =========         =========
       Weighted average shares
          outstanding (000s)                        147,582           146,891
                                                   =========         =========

    Diluted earnings per share
       of common stock:

       Net earnings                                   $0.52             $0.08
                                                   =========         =========
       Diluted average shares (000s)                149,245           147,526
                                                   =========         =========

    (a) Amount for 2004 includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property. The aftertax effect of this gain is an increase in earnings per share of $0.10.

    (b) Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of these charges is a reduction in earnings per share of $0.07.

    (c) Amount for 2004 includes a charge of $14.5 million ($9.1 million after tax) for certain intellectual property litigation. The aftertax effect of this charge is a reduction in earnings per share of $0.06.

         Amount for 2003 includes a charge of $37.4 million ($37.4 million after tax) from the loss on the sale of long-term notes receivable. The aftertax effect of this charge is a reduction in earnings per share of $0.25.


                               OWENS-ILLINOIS, INC.
                   Condensed Consolidated Results of Operations
                 (Dollars in millions, except per share amounts)

                                                    Six months ended June 30,
                                                   ---------------------------
                                                      2004             2003
                                                   ---------         ---------
    Revenues:
       Net sales                                   $3,261.7          $2,966.0
       Royalties and net technical
          assistance                                   15.8              12.5
       Equity earnings                                 14.7              13.6
       Interest                                         6.9              14.1
       Other (a)                                       30.1               9.8
                                                   ---------         ---------
                                                    3,329.2           3,016.0
    Costs and expenses:
       Manufacturing, shipping, and
          delivery                                  2,654.0           2,410.8
       Research and development                        22.0              22.3
       Engineering                                     18.0              17.8
       Selling and administrative                     176.8             165.8
       Interest (b)                                   230.6             249.4
       Other (c)                                       26.1              45.9
                                                   ---------         ---------
                                                    3,127.5           2,912.0
                                                   ---------         ---------

    Earnings before items below                       201.7             104.0

    Provision for income taxes                         57.2              43.9

    Minority share owners' interests
       in earnings of subsidiaries                     13.5               8.7
                                                   ---------         ---------
    Net earnings                                     $131.0             $51.4
                                                   =========         =========
    Net earnings                                     $131.0             $51.4

       Less convertible preferred
          stock dividends                             (10.7)            (10.7)
                                                   ---------         ---------
       Available to common share owners              $120.3             $40.7
                                                   =========         =========

    Basic earnings per share
       of common stock:

       Net earnings                                   $0.82             $0.28
                                                   =========         =========
       Weighted average shares
          outstanding (000s)                        147,312           146,872
                                                   =========         =========

    Diluted earnings per share
       of common stock:

       Net earnings                                   $0.81             $0.28
                                                   =========         =========
       Diluted average shares (000s)                148,682           147,522
                                                   =========         =========

    (a) Amount for 2004 includes a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property. The aftertax effect of this gain is an increase in earnings per share of $0.10.

    (b) Amount for 2003 includes a charge of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $3.6 million ($2.5 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of these charges is a reduction in earnings per share of $0.07.

    (c) Amount for 2004 includes a charge of $14.5 million ($9.1 million after tax) for certain intellectual property litigation. The aftertax effect of this charge is a reduction in earnings per share of $0.06.

         Amount for 2003 includes a charge of $37.4 million ($37.4 million after tax) from the loss on the sale of long-term notes receivable. The aftertax effect of this charge is a reduction in earnings per share of $0.25.


                               OWENS-ILLINOIS, INC.
                     Consolidated Supplemental Financial Data
                              (Dollars in millions)

                                                   Three months ended June 30,
                                                   ---------------------------
                                                     2004              2003
                                                   ---------         ---------
    Selected Segment Information
    ----------------------------

    Net sales:
      Glass Containers                             $1,219.7          $1,074.6
      Plastics Packaging                              496.6             505.0
                                                   ---------         ---------

    Segment and consolidated net sales             $1,716.3          $1,579.6
                                                   =========         =========
    Product Segment EBIT (a):
      Glass Containers (b)                           $188.8            $183.8
      Plastics Packaging (c)                           59.0              54.2
                                                   ---------         ---------

    Product Segment EBIT                              247.8             238.0
      Eliminations and other
        retained items                                (17.9)            (19.0)
                                                   ---------         ---------

    Segment EBIT                                     $229.9            $219.0
                                                   =========         =========

    Selected Cash Flow Information
    ------------------------------

    Depreciation                                     $117.0            $117.3
                                                   =========         =========
    Amortization of intangibles
      and other deferred items                         $7.8              $5.9
                                                   =========         =========
    Additions to property, plant, and
      equipment                                      $101.4            $101.3
                                                   =========         =========

    Asbestos-related payments                         $45.5             $44.8
                                                   =========         =========

    Asbestos-related insurance proceeds                $-                $0.1
                                                   =========         =========


                               OWENS-ILLINOIS, INC.
                     Consolidated Supplemental Financial Data
                              (Dollars in millions)

                                                   Six months ended June 30,
                                                  ---------------------------
                                                     2004              2003
                                                  ---------         ---------
    Selected Segment Information
    ----------------------------

    Net sales:
      Glass Containers                             $2,282.1          $2,005.2
      Plastics Packaging                              979.6             960.8
                                                  ---------         ---------

    Segment and consolidated net sales             $3,261.7          $2,966.0
                                                  =========         =========
    Product Segment EBIT (a):
      Glass Containers (b)                           $354.0            $310.2
      Plastics Packaging (c)                          114.9             105.3
                                                  ---------         ---------

    Product Segment EBIT                              468.9             415.5
      Eliminations and other
        retained items                                (49.6)            (38.8)
                                                  ---------         ---------

    Segment EBIT                                     $419.3            $376.7
                                                  =========         =========

    Selected Cash Flow Information
    ------------------------------

    Depreciation                                     $240.3            $231.5
                                                  =========         =========

    Amortization of intangibles
      and other deferred items                        $15.9             $14.5
                                                  =========         =========

    Additions to property, plant, and
      equipment                                      $183.9            $220.7
                                                  =========         =========

    Asbestos-related payments                         $95.9             $99.9
                                                  =========         =========

    Asbestos-related insurance proceeds                $0.4              $4.8
                                                  =========         =========


    Selected Balance Sheet Information
    ----------------------------------
                                                   June 30,          June 30,
                                                     2004              2003
                                                   ---------         ---------

    Total debt                                     $6,702.3          $5,757.4
                                                   =========         =========

    Share owners' equity                           $1,038.2          $1,882.2
                                                   =========         =========

    Cash                                             $301.8            $150.2
                                                   =========         =========

    Short term investments                            $22.9             $24.8
                                                   =========         =========

    (a) EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries. Segment EBIT excludes amounts related to certain items that management considers not representative of ongoing operations.

         The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to EBIT is net earnings. The Company presents segment EBIT because management uses the measure, in large part, to evaluate the Company's performance and to allocate resources.

         A reconciliation of net earnings to consolidated and Segment EBIT is as follows (dollars in millions):

                                                   Three months ended June 30,
                                                   ---------------------------
                                                     2004              2003
                                                   ---------         ---------

    Net earnings                                     $82.0             $17.0

    Minority share owner's interests
       in earnings of subsidiaries                     7.6               5.8
    Provision for income taxes                        33.8              26.7
    Interest expense                                 116.2             138.4
    Interest income                                   (3.6)             (6.3)
                                                   ---------         ---------

    Consolidated EBIT                                236.0             181.6
    Gain on the sale of certain
       real property                                 (20.6)
    Charge for certain intellectual
       property litigation                            14.5
    Loss on the sale of notes receivable                                37.4
                                                   ---------         ---------
    Segment EBIT                                    $229.9            $219.0
                                                   =========         =========

                                                    Six months ended June 30,
                                                   ---------------------------
                                                     2004              2003
                                                   ---------         ---------

    Net earnings                                    $131.0             $51.4

    Minority share owner's interests
       in earnings of subsidiaries                    13.5               8.7
    Provision for income taxes                        57.2              43.9
    Interest expense                                 230.6             249.4
    Interest income                                   (6.9)            (14.1)
                                                   ---------         ---------

    Consolidated EBIT                                425.4             339.3
    Gain on the sale of certain
       real property                                 (20.6)
    Charge for certain intellectual
       property litigation                            14.5
    Loss on the sale of notes receivable                                37.4
                                                   ---------         ---------
    Segment EBIT                                    $419.3            $376.7
                                                   =========         =========

    (b) Amount for 2004 excludes a gain of $20.6 million for the sale of certain real property.

         Amount for 2003 excludes a charge of $37.4 million related to the loss on the sale of long-term notes receivable.

    (c) Amount for 2004 excludes a charge of $14.5 million for certain intellectual property litigation.



SOURCE  Owens-Illinois, Inc.
    -0-                             07/20/2004
    /CONTACT: Sara Theis of Owens-Illinois, Inc., +1-419-247-1297/ /Web site: http://www.o-i.com /
    (OI)

CO:  Owens-Illinois, Inc.
ST:  Ohio
IN:  FOD HOU
SU:  ERN ERP CCA MAV